Exhibit 99.1
PRESS RELEASE
INX Files Form 12b-25 To Delay Filing Of Form 10-Q for Quarter ended June 30, 2006
HOUSTON—(BUSINESS WIRE)—August 15, 2006—INX Inc. (Nasdaq:INXI; “INX” or the “Company”) announced today the filing of a Form 12b-25 with the Securities and Exchange Commission for an extension of the filing deadline for its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 in order to complete the review and analysis of two matters with respect to the Company’s revenue recognition practices. Upon the conclusion of its review and analysis of these matters, the Company expects to file an amended and restated Form 10-K for its fiscal year ended December 31, 2005, an amended and restated Form 10-Q for its fiscal quarter ended September 30, 2005, and an amended and restated Form 10-Q for its fiscal quarter ended March 31, 2006, all prior to filing the subject Form 10-Q for the fiscal quarter ended June 30, 2006.
The first matter involves the presentation of revenue from sales of third-party supplied maintenance services that the Company resells. The Company recently concluded that these revenues should be presented on a net basis rather than a gross basis in its results of operations. In order to make this change in its second quarter ended June 30, 2006 it is necessary to first amend and restate the Company’s previously filed financial reports to reflect this change. The Company intends to file, as soon as practicable, an amended and restated Form 10-K for the ended December 31, 2005 an amended and restated Form 10-Q for its fiscal quarter ended September 30, 2005, and an amended and restated Form 10-Q for the first quarter ended March 31, 2006, as well as its Form 10-Q for the second quarter ended June 30, 2006. This change in the method of presenting revenue for certain contracts on a net basis rather than a gross basis will not impact gross profit, operating income or net profit and no changes will be made to the balance sheet or cash flow statement because of this change. Revenue for all periods will be reduced by the amount of cost of sales for these contracts, which varies from approximately 8% to 15% of total revenue and will result in increased gross profit margin as a percentage of total revenue.”
The second matter under review involves accounting for arrangements with multiple deliverables under which a combination of products and services are provided to customers. Such arrangements are evaluated under Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” or “EITF 00-21,” which addresses certain aspects of accounting for arrangements under which the Company will perform multiple revenue generating activities such as the sale of a combination of hardware, installation services, and maintenance support services. The Company has not yet concluded its review of this second matter and therefore cannot comment at this time on the impact or change, if any, that may be required.
Commenting on the delay in announcing the Company’s second quarter results and filing of the associated Form 10-Q, James H. Long, INX’s Chairman and CEO stated, “We regret that we are unable to timely file our Form 10-Q and announce results for our second quarter.”

Commenting further on the Company’s current expectations for second quarter results, Mr. Long continued, “While we are not prepared to formally announce results for the quarter until we have this matter fully resolved and our amended and restated financial reports filed, at this time we expect our second quarter results will exceed the guidance we provided when we announced our first quarter financial results.”
ABOUT INX INC.:
INX Inc. (Nasdaq: INXI - News) is a network infrastructure professional services firm delivering best-of-class “Business Ready Networks” to enterprise organizations. INX offers a full suite of Advanced Technology solutions that support the entire life-cycle of IP Communications systems. Services include design, implementation and support of IP network infrastructure for enterprise organizations including routing and switching, IP Telephony, messaging, wireless, network storage and security. Operating in a highly focused manner provides a level of expertise that enables us to better compete in the markets we serve. Our customers for enterprise-level Cisco-centric advanced technology solutions include large enterprises organizations such as corporations, public schools as well as federal, state and local governmental agencies. Because we have significant experience implementing and supporting the critical technology building blocks of IP Telephony systems and other IP Communications advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.inxi.com.
Contact:
INX Inc., Houston
Brian Fontana, 713-795-2000
     or
PR Financial Marketing LLC, Houston
Investor Relations
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com